Exhibit 99.1 – Form of Forward Confirmation

GOLDMAN SACHS FINANCIAL MARKETS, L.P. | 200 WEST STREET | NEW YORK, NY 10282-2198
Opening Transaction
To:	[Counterparty]
A/C:
From:	Goldman Sachs Financial Markets, L.P.
Re:	Variable Price Forward Sale Transaction
Ref. No:
Date:	September 11, 2023
The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman Sachs Financial Markets, L.P., a limited partnership organized under the laws of the State of Delaware (“GS”) and [Counterparty] (“Counterparty”).
1.            This Confirmation is subject to, and incorporates, the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc.  This Confirmation evidences a complete and binding agreement between GS and Counterparty as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
This Confirmation supplements, forms a part of, and is subject to, an agreement in the form of the 2002 ISDA Master Agreement  (the “Agreement”) as if GS and Counterparty executed the Agreement on the date of this Confirmation, but without any Schedule except for the elections, modifications and specifications set forth in this Confirmation, including the following: (i) the elections of USD as the Termination Currency, (ii) the election that “Multiple Transaction Payment Netting” will not apply for the purpose of Section 2(c) of the Agreement,  (iii) the Event of Default in Section 5(a)(v) of the Agreement and the Termination Event in Section 5(b)(v) of the Agreement shall not apply to Counterparty, (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to GS and Counterparty, with a “Threshold Amount” of (A) in respect of GS, three percent of the shareholders’ equity of The Goldman Sachs Group, Inc. (“GS Group”) as of the Trade Date and (B) in respect of Counterparty, the lesser of USD 50,000,000 (or its equivalent in any currency) and 10% of  Counterparty’s Net Asset Value (as defined in Annex A) as reported in its most recent monthly statement of Net Asset Value; provided that (i) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (ii) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”, and (iv) the obligations of GS in respect of this Transaction hereunder will be unconditionally guaranteed by GS Group pursuant to (x) the Guaranty, dated as of or about the date of this Confirmation, made by GS Group relating to certain obligations of GS (the “GS Guaranty”) or (y) any replacement or successor guarantee on terms not less favorable for Counterparty than the GS Guaranty, which may be in the form of a general guarantee or a guarantee that specifically references the Transaction hereunder.  The GS Guaranty shall constitute a Credit Support Document and GS Group shall constitute a Credit Support Provider, subject in all respects to Section 28 hereof and the U.S. Special Resolution Regimes (as defined in the GS Guaranty), including the provisions of the last paragraph of the GS Guaranty.
The Transaction shall be the sole Transaction under the Agreement.  If there exists any ISDA Master Agreement between GS and Counterparty or any confirmation or other agreement between GS and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between GS and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which GS and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
All provisions contained in, or incorporated by reference to, the Agreement shall govern this Confirmation except as expressly modified below.
In the event of any inconsistency between the Agreement, this Confirmation and the Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the 2006 Definitions; and (iv) the Agreement.
2.            For purposes of the Equity Definitions, this Transaction will be deemed to be a Share Forward Transaction. Set forth below are the terms and conditions which shall govern the Transaction:
General Terms:

Trade Date:	September 11, 2023
Seller:	Counterparty
Buyer:	GS
Shares:	Shares of Common Stock, par value $0.01 per share, of the Issuer (Ticker: GRBK)
Issuer:	Green Brick Partners, Inc.
Number of Shares:	As set forth in Annex A
Share Delivery:
Subject to Section 2(d) of the Pledge Agreement, by 12:00 p.m. noon New York City time on the Final Settlement Date (as defined below), Counterparty shall sell, convey, transfer, assign and deliver to GS a number of Shares equal to the Number of Shares (the “Purchased Shares”) in accordance with Section 9.4 of the Equity Definitions.

The provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable to Counterparty’s delivery of Shares contemplated above as if such delivery were a “Physical Settlement” under the Equity Definitions.  For the avoidance of doubt, upon such delivery GS will become the absolute owner of such Shares for all purposes. Counterparty shall be deemed to represent to GS on the Final Settlement Date that all of the representations set forth in Section 9.11 of the Equity Definitions shall be true and correct with respect to the delivery of Purchased Shares to GS.  Without limiting the generality of the foregoing, the Purchased Shares shall be delivered to GS in book-entry form (which are registered in the name of The Depository Trust Company’s (the “DTC”) nominee, maintained in the form of book entries on the books of DTC and allowed to be settled through DTC’s regular book-entry settlement services) without any restrictive legend.

Prepayment:	Not Applicable
Variable Obligation:	Not Applicable

Forward Price:	The arithmetic average of the VWAP Prices for the Valid Days in the Calculation Period, subject to “Valuation Disruption” below.
Premium Amount:	As set forth in Annex A
VWAP Price:
For any Exchange Business Day, the per Share volume-weighted average price for the regular trading session (without regard to pre-open or after hours trading outside of such regular trading session) as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GRBK <Equity> AQR” (or any successor thereto) at 4:15 P.M. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day or, if such volume-weighted average price is unavailable for any reason or is manifestly erroneous, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method after consultation pursuant to the last paragraph of Section 3 hereof, it being understood that the Calculation Agent shall comply with its obligations under the last paragraph of Section 3 hereof in respect of such determination.

Settlement Currency:	USD
Exchange:	The New York Stock Exchange
Related Exchange:	All Exchanges
Valuation:
Valuation Time:	As provided in Section 6.1 of the Equity Definitions
Valuation Date:
The Scheduled Valuation Date; provided that GS shall have the right to designate any Scheduled Trading Day on or after the First Acceleration Date to be the Valuation Date for all or any portion of the Transaction (the “Accelerated Valuation Date”) by delivering notice to Counterparty of any such designation prior to 11:59 P.M. New York City time on the Exchange Business Day immediately following the designated Accelerated Valuation Date.

Calculation Period:	The period from and including the Calculation Period Start Date to and including the Valuation Date.
Calculation Period Start Date:	As set forth in Annex A
Scheduled Valuation Date:	As set forth in Annex A
First Acceleration Date:	As set forth in Annex A
Valuation Disruption:
Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Valuation Date.  If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether:

(i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price, or

(ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent after consultation pursuant to the last paragraph of Section 3 hereof based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Valid Days during the Calculation Period shall be adjusted in good faith and a commercially reasonable manner by the Calculation Agent after consultation pursuant to the last paragraph of Section 3 hereof for purposes of determining the Forward Price, with such adjustments based on, among other factors, the nature and duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares, it being understood that the Calculation Agent shall comply with its obligations under the last paragraph of Section 3 hereof in respect of such determination.

Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full.

The Calculation Agent shall provide notice to Counterparty of any Valuation Disruption on the Exchange Business Day promptly following such Valuation Disruption; provided that in case a Market Disruption Event is due to a Regulatory Disruption, such notice shall not be required to specify, and GS shall not otherwise be required to communicate to Counterparty, the reason for such Regulatory Disruption.

If a Disrupted Day occurs during the Calculation Period and each of the nine immediately following Scheduled Trading Days  is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be (x) a Potential Adjustment Event or (y) if the Calculation Agent determines that no adjustment that it could make under clause (x) will produce a commercially reasonable result, an Additional Termination Event, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words (A) “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be”, (B) inserting the words “at any time on any Scheduled Trading Day during the Calculation Period” after the word “material,” in the third line thereof and (C) replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Valid Day:	Each Exchange Business Day during the Calculation Period.
Settlement Terms:
Cash Settlement:
Applicable; provided that notwithstanding Section 8.4(a) of the Equity Definitions, following delivery of the Number of Shares on the Final Settlement Date pursuant to “Share Delivery” above, GS shall pay to Counterparty an amount in USD equal to the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Forward Cash
Settlement Amount:	An amount equal to the product of (i)(A) the Forward Price plus (B) the Premium Amount and (ii) the Number of Shares.
Final Settlement Date:
In the case of an Acceleration Valuation Date, the date that is one Clearance System Business Day immediately following the date on which GS delivers the notice described in “Valuation Date”, and in the case of the Scheduled Valuation Date, the date that is one Clearance System Business Day immediately following the Scheduled Valuation Date.

Cash Settlement Payment Date:	The Final Settlement Date or, if such date is not a Currency Business Date, the next following Currency Business Day.
Share Adjustments:
Potential Adjustment Event:
In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute an additional Potential Adjustment Event if (x) the Scheduled Valuation Date is postponed pursuant to “Valuation Disruption” above, (y) a Regulatory Disruption as described in Section 10 occurs or (z) a Disruption Event occurs.

“Extraordinary Dividend” means any dividend or distribution on the Shares that is not of a type described in clause (i) or clause (ii) of Section 11.2(e) of the Equity Definitions for which the ex-dividend date occurs from the Trade Date to and including the date on which Counterparty has satisfied all of its payment and delivery obligations hereunder in respect of the Transaction. Article 10 of the Equity Definitions shall not apply to this Transaction.

Method of Adjustment:	Calculation Agent Adjustment.
Extraordinary Events:
New Shares:
In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, (a) the text in subsection (i) shall be deleted in its entirety and replaced with: “publicly quoted, traded or listed on any of the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or their respective successors)” and (b) the phrase “and (iii) issued by a corporation under the laws of the United States, any State thereof or the District of Columbia” shall be inserted immediately prior to the period.

Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment
Tender Offer:
Applicable; provided that the definition of “Tender Offer” and “Tender Offer Date” in Section 12.1 of the Equity Definitions are each hereby amended by adding after the words “voting shares” the words “, voting power or Shares”.  The definition of “Tender Offer” in Section 12.1 of the Equity Definitions is further amended by changing the number “10%” to the Tender Offer Threshold (as defined in Annex A).

Consequences of Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment
Composition of Combined
Consideration:
Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will, in its sole discretion, determine such composition.

Consequences of Announcement
Events:
Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions, as amended hereby; provided that, in respect of an Announcement Event, (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the word “shall” in the second line shall be replaced with “may” and (z) for the avoidance of doubt, the Calculation Agent may determine the effect on the Transaction of such Announcement (and, if so, adjust the terms of such Transaction accordingly) on one or more occasions on or after the date of the Announcement Event, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event.  An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable. For the avoidance of doubt, any such adjustment shall be without prejudice to the application of the provisions set forth in “Consequences of Merger Events” and/or “Consequences of Tender Offers” with respect to the related Merger Event or Tender Offer.

Announcement Event:
(i) The public announcement of any Merger Event or Tender Offer, the intention to enter into a Merger Event or Tender Offer, or any transaction or event that, if completed, would constitute a Merger Event or Tender

Offer, (ii) the public announcement of (x) any potential acquisition by Issuer and/or any of its subsidiaries where the aggregate consideration exceeds the Acquisition Transaction Percentage (as defined in Annex A) of the market capitalization of Issuer as of the date of such announcement, as determined by the Calculation Agent (an “Acquisition Transaction”) or (y) any potential lease, exchange, transfer or disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests or other ownership interest in the Issuer’s subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration exceeds the Disposal Transaction Threshold of the market capitalization of Issuer as of the date of such announcement, as determined by the Calculation Agent (a “Disposal Transaction”), (iii) the public announcement of an intention by Issuer or any of its subsidiaries to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event, Tender Offer, Acquisition Transaction or Disposal Transaction, (iv) any other announcement that in the good faith, commercially reasonable judgement of Calculation Agent may result in a Merger Event, Tender Offer, Acquisition Transaction or Disposal Transaction or (v) any subsequent public announcement of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i), (ii), (iii) or (iv) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent.  For the avoidance of doubt, announcements as used in this definition of Announcement Event refer to any public announcement whether made by the Issuer or a third party, and the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” Merger Event” shall be read with references therein to “100%” being replaced by the percentage equal to the Tender Offer Threshold and to “50%” by the percentage equal to the Reverse Merger Threshold and without reference to the clause beginning immediately following the definition of “Reverse Merger” therein.

Nationalization, Insolvency
or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if (i) the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or their respective successors) (and if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange) or (ii) the Issuer announces an intent to cause the Shares to cease to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer).

Additional Disruption Events:

(i) Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement or statement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof and (iv) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(ii) Failure to Deliver:	Not Applicable
(iii) Insolvency Filing:
Applicable; provided that the definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended by deleting the clause “provided that proceedings instituted or petitions prevented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end thereof and replacing it with the following:  “or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen days of the institution or presentation thereof.

(iv) Hedging Disruption:	Applicable; provided that
(i) Section 12.9(a)(v) of the Equity Definitions is hereby modified by:
(a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date”;
(b) inserting the following at the end of such Section:
“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”; and

(ii)  Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(v) Increased Cost of
Hedging:
Applicable; provided that, Section 12.9(a)(vi) of the Equity Definitions is hereby amended by inserting the following parenthetical immediately following the term “equity price risk” in the fifth line thereof: “(including, for the avoidance of doubt and without limitation, stock price risk and volatility risk).”  Increased Cost of Hedging shall not include any expense related to borrowing or maintaining a borrow of Shares.

(v) Loss of Stock Borrow:
Applicable, if and to the extent Counterparty has exercised its right to revoke the Rehypothecated Collateral (as defined in the Pledge Agreement) pursuant to Section 2(f) of the Pledge Agreement; otherwise, Not Applicable

Maximum Stock Loan
Rate:	200 basis points per annum
(v) Increased Cost of Stock Borrow:	Applicable, if and to the extent Counterparty has exercised its right to revoke the Rehypothecated Collateral pursuant to Section 2(f) of the Pledge Agreement; otherwise, Not Applicable
Initial Stock Loan Rate:	0 basis points per annum

For the avoidance of doubt, (i) a Loss of Stock Borrow and/or Increased Cost of Stock Borrow will not occur with respect to any Share that GS has exercised its right to Rehypothecate pursuant to Section 2(f) of the Pledge Agreement and in respect of which such right to Rehypothecate remains in effect and (ii) if GS is not then permitted to exercise such right to Rehypothecate pursuant to Section 2(f) of the Pledge Agreement, the cost (rate) of stock borrow for the purposes of Section 12.9(b)(iv) and 12.9(b)(v), any Price Adjustment or amount paid by Counterparty pursuant to Section 12.9(b)(iv) or 12.9(b)(v), as the case may be, of the Equity Definitions will include, in addition to the rate to borrow Shares incurred by the Hedging Party, any balance sheet charges, capital charges and funding costs incurred by Hedging Party on account of such event.

The term “Hedging Shares” in Section 12.9(a)(x) of the Equity Definitions shall be amended by inserting the following parentheticals immediately following the terms “with respect to a Transaction” “(including the Pledge Agreement related thereto)”.

Hedging Party:	For all applicable events, GS. For the avoidance of doubt, the “Hedging Party” shall be deemed to include GS and any of its affiliates for all purposes other than giving or receiving notice.
Hedge Position:
The definition of “Hedge Positions” in Section 13.2(b) of the Equity Definitions shall be amended by (i) inserting the words “, unwind, termination” after the words “entry into” and before the words “or maintenance” in the first line and (ii) replacing the  words “a party” with the words “GS or its Affiliates” in the third line.

Determining Party:	For all applicable events, GS.
Non-Reliance:	Applicable
Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable
Transfer:
Notwithstanding anything to the contrary in the Agreement, GS may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS under the Transaction, in whole or in part, to an affiliate of GS whose obligations are guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty; provided that (x) no Event of Default or Potential Event of Default shall have occurred and be continuing with respect to GS and (y) subsequent to such transfer or assignment, Counterparty will neither, as a result of such transfer or assignment, (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement, except to the extent that such additional amounts were payable to the assignor or transferor immediately before the assignment or transfer, nor (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount, except to the extent that such additional amounts were not payable by the assignor or transferor immediately before the assignment or transfer.

Counterparty Payment Instructions:	To be provided by Counterparty
Account for Delivery of Shares to
Counterparty:	To be provided by Counterparty
GS Payment Instructions:	To be provided by GS
Account for Delivery of Shares to GS:	To be provided by GS
Counterparty’s Contact Details
for Purpose of Giving Notice:	[Contact information]

With a copy, which shall not constitute notice, to:
Morgan, Lewis & Bockius LLP
101 Park Ave.
New York, NY 10178
Attention: Thomas D’Ambrosio

GS’s Contact Details
for Purpose of Giving Notice:	Goldman Sachs Financial Markets, L.P
200 West Street
New York, NY 10282-2198
Attention: Jonathan Armstrong, Structured Equity Group
Telephone: 212-902-5181
Email: Jonathan.armstrong@gs.com

With a copy to:
Attention: Cory Oringer, Structured Equity Group
Telephone: 212-902-9162
Email: Cory.oringer@gs.com

And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com

3.           Calculation Agent: GS; provided that if an Event of Default pursuant to Section 5(a)(vii) with respect to which GS is the Defaulting Party has occurred and is continuing, Counterparty may designate a nationally or internationally recognized third party dealer with expertise in over-the-counter corporate equity derivatives to act as substitute Calculation Agent for so long as such Event of Default is continuing. The costs of such substitute Calculation Agent shall be borne equally by the parties.
Whenever a Calculation Agent is required to act or to exercise judgment in any way, it will do so in good faith and in a commercially reasonable manner.
Following any determination, adjustment or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event no later than five (5) Exchange Business Days following receipt of such written request) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information used by it for such determination, adjustment or calculation.
If contemplated opposite the captions “VWAP Price” and “Valuation Disruption” above and “Reference Price” in Annex A, the Calculation Agent shall consult in good faith on a non-binding basis with Counterparty in making determinations of the VWAP Price and the weighing thereof for the relevant Valid Day and the Reference Price.
4.	Conditions:
(a)            As conditions to the effectiveness of this Confirmation:
(i) The parties hereto shall enter into a Pledge Agreement (as hereafter amended, modified, supplemented, replaced or amended and restated, the “Pledge Agreement”) on the Trade Date granting, on the terms set forth therein, a first priority security interest to GS in a number of Eligible Shares at least equal to the Number of Shares, and
(ii) Counterparty shall have pledged and delivered to GS prior to 8:30 a.m. (New York City time) on the Trade Date (unless otherwise agreed by GS) in the manner specified in the Pledge Agreement a number of Shares at least equal to the  Number of Shares as security for Counterparty’s obligations hereunder, under the Agreement and under the Pledge Agreement, all as provided in the Pledge Agreement.  The Pledge Agreement shall be a Credit Support Document hereunder and under the Agreement with respect to Counterparty.

“Eligible Shares” means Shares that are (x) held through the DTC, and (y) free of all Transfer Restrictions (as defined in the Pledge Agreement) (other than the Existing Transfer Restrictions), stop transfer limitations and/or other notations.
The “Existing Transfer Restrictions” means the Transfer Restrictions on the Shares on account of the fact that Counterparty is an “affiliate” of Issuer within the meaning of Rule 144 (“Rule 144”) under the Securities Act (as defined below) and on account of the fact that the Shares are “restricted securities” within the meaning of Rule 144, with a holding period for purposes of Rule 144(d) that began no later than one year prior to the Trade Date.
(iii)  GS Group shall have delivered to Counterparty an executed GS Guaranty.
(iv) The Issuer shall have delivered to GS a letter with a confirmation as to the matters set forth in Section 6(c)(1) hereof in the form reasonably acceptable to Goldman (the operative paragraph thereof, the “Issuer’s Confirmation”).
(b)            Conditions to GS’ Payment Obligations. The obligations of GS hereunder are subject to the satisfaction of the following conditions:

(i) The representations and warranties of Counterparty contained in Sections 5 and 6 below being true and correct as of the Trade Date and the representations and warranties of Counterparty contained in the Agreement (including as may be modified herein) and in the Pledge Agreement being true and correct as of the Trade Date.
(ii) Counterparty shall have performed in all material respects all of the covenants and obligations to be performed by it hereunder and under the Agreement (including as may be modified herein) and under the Pledge Agreement.
5.
Additional Mutual Representations, Warranties and Covenants.  In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(a)            It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into this Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
(b)            Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof and/or the provisions of Regulation D (“Regulation D”) or Rule 144, as applicable, each as promulgated under the Securities Act.  Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase the Transaction for investment and not with a view to the distribution or resale thereof, and (iv) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws.
6.
Additional Representations and Agreements of Counterparty.  In addition to the representations and agreements in the Agreement and those contained herein, Counterparty represents and warrants to, and covenants and agrees with, GS as follows:

(a)            As of the Trade Date, Counterparty is not entering into the Transaction or taking any action hereunder on the basis of, and as of the Trade Date Counterparty and its Affiliates are not aware of or in possession of, any material non-public information regarding the Shares or the Issuer.  As of the Trade Date Counterparty is not entering into the Transaction in anticipation of, in connection with, or to facilitate, a distribution of any securities of the Issuer. As of the Trade Date Counterparty is not entering into the Transaction  to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of applicable law.
(b)            Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default with respect to Counterparty, a Termination Event in respect of which it is an Affected Party, promptly notify GS of its obtaining knowledge of such occurrence.
(c)            Counterparty’s entry into and performance of the Transaction and the Pledge Agreement, and any sales of Shares by or on behalf of Counterparty in connection with the Transaction, will not violate or conflict with, or result in a breach of, or constitute a default under (whether as a result of its characterization as a derivative product or otherwise) (1) any corporate policy of the Issuer known to Counterparty or disclosed by the Issuer or other rules or regulations of Issuer known to Counterparty or disclosed by the Issuer (including, but not limited to, the Issuer’s Insider Trading Policy adopted on February 23, 2023 (as it may be amended or replaced, the “Issuer’s Policy”)), (2) any stockholders’ agreement, lockup agreement, registration rights agreement, confidentiality agreement, co-sale agreement or any other agreement binding on Counterparty or affecting Counterparty or any of its assets or (3)(x) the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, (y) any agreement or instrument to which Counterparty is a party or by which Counterparty or any of its properties or assets is bound, or (z) any statute, rule or regulation applicable to, or any order of any court or governmental agency with jurisdiction over, Counterparty or Counterparty’s assets or properties.  Neither the execution and delivery by Counterparty of this Confirmation, nor the performance by Counterparty of its obligations hereunder in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental authority or any third party, except such as have been obtained, made, waived or given or otherwise set forth in this Confirmation.
(d)            During the three months immediately preceding the Trade Date, neither Counterparty nor any affiliate of Counterparty nor any person who would be considered to be the same “person” as Counterparty or “act[ing] in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act) or any other person with whom sales by Counterparty would be aggregated under Rule 144(e) (any such affiliate or other such person, an “Associated Person”) has sold any Shares or hedged (through swaps, options, short sales or otherwise) any long position in any Shares (or security entitlements in respect thereof), nor at any time prior to the Trade Date has defaulted in an obligation secured by a pledge of any Shares, except that (i) Prelude Structured Alternatives Master Fund, LP, an entity managed by an affiliate of Counterparty, sold 850,000 Shares pursuant to an underwritten offering on September 6, 2023 and (ii) an aggregate of 3,408,125 Shares were distributed in kind to investors in Greenlight Domestic Holding, LP, GCOP Offshore Holding, Ltd., and GCOM Offshore Holding, Ltd., each of which are managed by an affiliate of Counterparty.  Counterparty and its Associated Persons shall not, without the prior written consent of GS, directly or indirectly sell any Shares if such sale could result in this Transaction to be in violation of Rule 144(e). For the avoidance of doubt, the term “Associated Person” does not include the Issuer.  Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that GS (or any affiliate of GS) may effect in establishing GS’s Hedge Position.  Except as provided herein, Counterparty has not made or arranged for, and will not make or arrange for, any payment to any person in connection with any sales of Shares that GS (or any affiliate of GS) may effect in establishing its Hedge Position with respect to the Transaction.  For the purposes of this paragraph, Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares.
(e)            Counterparty is currently, and in the past has been, in compliance with its reporting obligations under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) with respect to the Shares.  Counterparty hereby covenants and agrees with GS that it will continue for the duration of this Transaction to be in compliance with its reporting obligations under the provisions of Rule 144 and Sections 13 and 16 of the Exchange Act with respect to the Shares (including with respect to this Transaction). Subject to Counterparty’s duties under applicable law, rule or regulation (including, without limitation, the need to make required filings in a timely manner), judgments, orders and agreements, Counterparty shall use commercially reasonable efforts to give prior notice to GS of any public filing of or relating to the Transaction and use commercially reasonable efforts to provide GS with a draft of such filing prior to filing thereof.
(f)            Counterparty’s holding period with respect to the Purchased Shares for purposes of Rule 144(d) is deemed to have commenced no later than one year prior to the Trade Date.  As of the Trade Date, Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c).
(g)            If Counterparty were to sell on the Trade Date for the Transaction a number of Shares equal to the Number of Shares, such sales would comply with the volume limitations set forth in paragraph (e) of Rule 144.
(h)            [Reserved]
(i)            At all times during the term of the Transaction, except with the prior written consent of GS, Counterparty will not, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares or any security convertible into or exchangeable for the Shares; provided that Counterparty may transfer Shares (other than, for the avoidance of doubt, the Purchased Shares) among its affiliates and among entities and accounts managed by its affiliates, further provided that such transferees shall thereafter be considered Associated Persons and shall be required to comply in respect of such transferred Shares with Sections 6(d), 6(e) and 6(i) as if they were Counterparty hereunder.
(j)            [Reserved]
(k)            Counterparty is a [type of entity] incorporated with limited liability under the laws of [jurisdiction]. Counterparty will for the term of the Transaction maintain its place of incorporation and domicile as in effect at the time of entry into of this Confirmation.
(l)            GS is not acting as a fiduciary for or an adviser to Counterparty in respect of the Transaction.
(m)            Counterparty is entering into this Confirmation and the Transaction for its own account and not for the benefit of any third party.
(n)            Counterparty is capable of assessing the merits of and understanding the consequences of the Transaction (on Counterparty’s own behalf or through independent professional advice and has taken independent legal advice in connection with the Transaction), and understands and accepts, the terms, conditions and risks of the Transaction.  Counterparty is acting for its own account, and has made its own independent decision to enter into the Transaction and as to whether the Transaction is appropriate or proper based upon Counterparty’s own judgment and upon advice from such legal, tax, accounting or other advisors as Counterparty has deemed necessary.  Counterparty is not relying on any communication (written or oral) from GS or its affiliates as tax, accounting or legal advice or as a recommendation to enter into the Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered to be tax, legal or accounting advice or a recommendation to enter into the Transaction.  Any tax, legal or accounting advice or opinions of third party advisers which GS has provided to Counterparty in connection with the Transaction has been provided to Counterparty for informational or background purposes only, it is not the basis on which Counterparty enters into the Transaction and will be independently confirmed by Counterparty or Counterparty’s advisors prior to entering into the Transaction.  No communication (written or oral) received from GS will be deemed to be an assurance or guarantee as to the expected results of the Transaction.
(o)            Counterparty represents and warrants to GS as of the date hereof, as of the Trade Date, as of the Final Settlement Date (before and after giving effect to the sale and delivery of Purchased Shares), and as of the Cash Settlement Payment Date that (A) [jurisdiction-relevant insolvency representation]. Counterparty has not engaged and will not engage in any business or transaction with GS after which the property remaining with Counterparty was or will be unreasonably small in relation to its business.
(p)            [Under the laws and regulations of the [jurisdiction] it is not necessary that the Agreement, this Confirmation and the Pledge Agreement be filed, registered, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Transaction, such documents or the transactions contemplated thereby, other than that each of the Counterparty and GS has the option of making an application to register the security interest created by the Pledge Agreement in the [applicable filing location].]
(q)            The representations, warranties and statements of Counterparty in the Pre-Clearance Checklist submitted by Counterparty to the Issuer pursuant to the Issuer’s Policy were true and correct.
(r)            Counterparty acknowledges and agrees that (x) the entering into of the Transaction will constitute a “sale” of the Number of Shares thereunder for purposes of Rule 144 and (y) Counterparty has transmitted or will transmit a Form 144 for filing with the Securities and Exchange Commission (“SEC”) contemporaneously with or prior to the Trade Date, all in the manner contemplated by Rule 144(h), and agrees to provide a draft of such Form 144 to GS, which shall be reasonably acceptable to GS, prior to filing.
(s)            Counterparty is not and, after giving effect to the Transaction contemplated hereby, will not be required to, register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.  During the term of the Transaction hereunder it will not take any action that would cause it to become required to, or otherwise permit Counterparty to become required to, register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(t)            Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.
(u)            Counterparty shall reasonably cooperate with GS, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all such other instruments, and to obtain all consents, approvals or authorizations of any person, and take all such other actions as GS may reasonably request from time to time, consistent with the terms of this Confirmation, the Agreement (including as may be modified herein) and the Pledge Agreement, in order to effectuate the purposes of this Confirmation, the Agreement (including as may be modified herein), the Pledge Agreement and the Transaction.
(v)            Counterparty has not and will not violate any applicable law, rule or regulation (including, without limitation, the Securities Act and the Exchange Act) in connection with performing its obligations under the Transaction contemplated by this Confirmation, the Agreement (including as may be modified herein) and/or the Pledge Agreement.
(w)            To the knowledge of Counterparty, no state or local  law, rule, regulation or regulatory order in [jurisdiction] applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of GS or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by GS or any of its affiliates solely as a result of it or any of such affiliates being a financial institution or broker-dealer.
(x)             To the knowledge of Counterparty based on due inquiry, the Issuer is not, and has not been at any time previously, an issuer described in Rule 144(i)(1) of the Securities Act, such as a special purpose acquisition company (SPAC) or blank-check company.

(y)            [Counterparty shall:
(i)            on or immediately after the Trade Date, instruct its registered agent to create and maintain a register of charges for the Counterparty (the “Counterparty Register of Charges”) to the extent that this has not already been done in accordance with [applicable law];
(ii)            on or immediately after the Trade Date, enter particulars as required by  [applicable law] of the security interest created pursuant to the Pledge Agreement in the Counterparty Register of Charges and immediately after entry of such particulars has been made, and in any event within [no.] Local Business Days of the Trade Date, provide GS with a certified true copy of the updated Counterparty Register of Charges;
(iii)            effect registration (or, if requested by GS, assist GS in effecting registration) of the Pledge Agreement with the [filing location] pursuant to  [applicable law] by making the required filing (or, if requested by GS, assisting GS in making the required filings) in the approved form with the [filing location] and (if applicable) provide confirmation in writing to GS that such filing has been made within [no.] Local Business Days after the Trade Date; and
(iv)            immediately on receipt, and in any event within [no.] days of the Trade Date, deliver or procure to be delivered to GS, the certificate of registration of charge issued by the [filing location] evidencing that the requirements of  [applicable law] as to registration have been complied with and the filed stamped copy of the application containing the relevant particulars of the Pledge Agreement.
In this Section 6(y), the term [definition of applicable law].]
7.
Legal Opinions.  Counterparty shall, on or prior to the Trade Date, deliver, or cause to be delivered, to GS opinions of New York and US counsel to Counterparty [and an opinion of [jurisdiction] counsel to Counterparty], in each case, in form and substance reasonably satisfactory to GS in respect of the Transaction.

8.
Counterparty Sales.  Counterparty and its Associated Persons shall not, without the prior written consent of GS, directly or indirectly sell any Shares by means of a derivative instrument (regardless of settlement method), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares during the term of the Transaction except (i) through GS (in GS’s sole discretion), (ii) that Counterparty may utilize such instruments to transfer Shares among its affiliates and among entities and accounts managed by its affiliates, provided that such transferees shall thereafter be considered Associated Persons for purposes of this Section 8, and (iii) that this this sentence shall not apply to any account of Prelude Structured Alternatives Master Fund, LP that is not managed solely by the investment manager of Counterparty or an affiliate thereof.  Counterparty and its Associated Persons shall not, without the prior written consent of GS, directly or indirectly sell any Shares except (i) through GS (in GS’s sole discretion), (ii) that Counterparty may transfer shares among its affiliates and among entities and accounts managed by its affiliates (provided that such transferees shall thereafter be considered Associated Persons for purposes of this Section 8), and (iii) any sale of Shares by Prelude Structured Alternatives Master Fund, LP.

9.	No Material Non-public Information. No Manipulation. Counterparty represents, warrants and covenants to GS that:
(a)            Counterparty is entering into this Confirmation and the Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of any insider trading, antifraud or anti-manipulation provisions of the U.S. federal or applicable securities laws of any state or country and that it has not entered into or altered and will not enter into or alter any hedging transaction or position with respect to the Shares in order to economically modify the terms of this Confirmation and the Transaction hereunder.

(b)            Counterparty will not seek to control or influence GS’s or its affiliates’ decision to make any purchases or sales of Shares under the Transaction, including, without limitation, GS’s decision to enter into any hedging transactions.
(c)           Counterparty acknowledges and agrees that (x) any amendment, modification, waiver or termination of this Confirmation and/or the Transaction hereunder shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, (y) no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding the Issuer or the Shares and (z) if Counterparty is subject to the Issuer’s Policy at the time of any such amendment, modification, waiver or termination, the Issuer shall have delivered to GS a confirmation substantially in the form of the Issuer’s Confirmation with respect to such amendment, modification, waiver or termination.
10.
Regulatory Disruption.  In the event that GS concludes, in its sole but reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily and generally adopted by GS or its affiliates), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Calculation Period, GS may elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days (a “Regulatory Disruption”). For the avoidance of doubt, any failure by the Issuer to comply with the reporting requirements contained in Rule 144(c) shall constitute a Regulatory Disruption at the election of GS.

11.
Extension of Valuation or Settlement.  GS may postpone the Initial Payment Date, the Scheduled Valuation Date, the Valuation Date,  the Final Settlement Date, the Cash Settlement Payment Date or any other date or period of valuation or payment by GS (in which event the Calculation Agent shall make appropriate adjustments to the terms of the Transaction), if GS determines, in its good faith and reasonable discretion, that such postponement is necessary to preserve GS’s hedging or hedge unwind activity in connection with the Transaction in light of existing liquidity conditions in the relevant market or to enable GS to effect sales or purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures generally applicable to GS and its affiliates.

12.	Additional Termination Event(s).
(a)            Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

(b)            It shall be an immediate Event of Default under the Agreement with respect to which Counterparty is the sole Defaulting Party if a Collateral Event of Default (as defined in the Pledge Agreement) shall have occurred.
13.	[Reserved.]
14.
Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Pledge Agreement, in no event shall GS be entitled to receive, or shall be deemed to receive, any Shares, exercise any right of rehypothecation or exercise remedies pursuant to the Pledge Agreement in respect of Shares constituting Collateral (as defined in the Pledge Agreement) in connection with the Transaction if, immediately upon giving effect to such receipt of such Shares or such exercise of remedies, (i) the Section 13 Percentage would be equal to or greater than 9.0% or (ii) the Share Amount would exceed the Applicable Share Limit (each of clause (i) and (ii), an “Ownership Limitation”). The “Section 13 Percentage” as of

any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that GS and any of its affiliates or any other person subject to aggregation with GS for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which GS is or may be deemed to be a part, beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act, if applicable, and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.  The “Share Amount” as of any day is the number of Shares that GS and any person whose ownership position would be aggregated with that of GS (GS or any such person, a “GS Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by GS in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (1) the minimum number of Shares that could give rise to reporting or registration obligations, other than reporting obligations under Section 13 of the Exchange Act, or other requirements (including obtaining prior approval from any person or entity) of a GS Person, or could be reasonably expected to result in an adverse effect on a GS Person, under any Applicable Restriction, as determined by GS in its reasonable discretion, minus (2) 1% of the number of Shares outstanding.  If any delivery owed to GS hereunder is not made or any remedies are not exercised, in whole or in part, as a result of an Ownership Limitation, GS’s right to receive such delivery or to exercise such remedies shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, GS gives notice to Counterparty that such delivery would not result in any of such Ownership Limitations being breached, and GS shall be entitled to exercise such remedies immediately when such exercise would not result in any of such Ownership Limitations being breached. Notwithstanding anything in the Agreement, this Confirmation or the Pledge Agreement to the contrary, GS (or the affiliate designated by GS) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that GS (or such affiliate) is not entitled to receive or exercise remedies with respect to at any time pursuant to this Section, until such time as the limitations set forth in this Section no longer apply.
15.
Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event, and if Counterparty would owe any amount to GS determined pursuant to Section 6(c)(ii) of the Agreement (any such amount, the “Due Amount”), then GS may elect to substitute such amount or any portion thereof designated by GS (such amount subject to this Section 15, a “Payment Obligation”) by the Share Termination Alternative, provided that the number of Share Termination Delivery Units constituting the Share Termination Delivery Property may in no event exceed the Number of Shares pledged to GS pursuant to the Pledge Agreement, and Counterparty shall in no event be required to deliver to GS any Shares in excess of the then-applicable Number of Shares that are subject to the Confirmation and that are pledged or rehypothecated under the Pledge Agreement (it being understood that in case GS elected to designate a Payment Obligation only in respect of a portion of the Due Amount, the remainder of the Due Amount shall be satisfied pursuant to Section 6(d)(ii) and 6(e) of the Agreement, as applicable).

Share Termination Alternative:
Counterparty shall deliver to GS the Share Termination Delivery Property on the date when the relevant Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) and 6(e) of the Agreement (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation.

Share Termination Delivery Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation, divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.
Share Termination Unit Price:
The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent by commercially reasonable means and notified by the Calculation Agent to Counterparty at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:
One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable
Other applicable provisions:
If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

16.	Netting and Set-off.
(a)            If, on any date, a number of securities would be deliverable, or cash would otherwise be payable, by one party (the “first party”) to the other (the “other party”) in respect of the Transaction, the Pledge Agreement and any other Credit Support Document relating to the Transaction (the “Transaction Agreements”) and a number of securities of the same kind would be deliverable, or cash would otherwise be payable, by the other party to the first party in respect of the Transaction Agreements, then, on such date each party’s obligations to deliver such number of securities, or to make such payment, will be automatically satisfied and discharged and, if the aggregate number of such securities, or the aggregate amount of cash, as the case may be, that would otherwise have been deliverable or payable by one party exceed the aggregate number of such securities or the aggregate amount of cash that would otherwise have been deliverable or payable, as applicable, by the other party, replaced by (x) an obligation upon the party by which the larger aggregate number of such securities would have been deliverable to deliver to the other party the excess of the larger aggregate number over the smaller aggregate number or (y) an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount, as applicable.
(b)            Notwithstanding anything to the contrary above in Section 16(a), the parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation).  Y will give notice to the other party of any set-off effected under this Section 16.  Any amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.  If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  Nothing in this Section 16 shall be effective to create a charge or other security interest.  This Section 16 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).  For purposes of this Section 16(b), Counterparty shall be deemed to have no Affiliates.
17.	Acknowledgments.
(a)            The parties hereto intend for:
(i)            the Transaction to be a “securities contract” as defined in Section 741(7) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;
(ii)            the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;
(iii)            a party’s right to liquidate, terminate or accelerate the Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of the Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and
(iv)            all payments for, under or in connection with the Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Initial Purchase Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).
(b)            Counterparty acknowledges that:
(i)            during the term of the Transaction, GS and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;
(ii)            GS and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to the Transaction, including acting as agent or as principal and for its own account or on behalf of customers;
(iii)            GS shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the VWAP Price;
(iv)            any market activities of GS and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)            the Transaction is a derivatives transaction; GS may purchase or sell Shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the Transaction.
(c)            Counterparty:
(i)            [is an “institutional account” as defined in Rule 4512(c) promulgated by the U.S. Financial Industry Regulatory Authority ][is managed by an investment adviser that is registered as an investment adviser with the SEC under Section 203 of the Investment Advisors Act];
(ii)            is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of GS or its associated persons, unless it has otherwise notified GS in writing.
(d)            The parties intend for this Confirmation to constitute a “contract” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan. L. Beller to Michael Hyatte of the staff of the SEC (the “Staff”) to which the Staff responded in an interpretive letter dated December 20, 1999 and the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (collectively, the “Interpretive Letters”). Accordingly, Counterparty agrees that any Shares that it delivers to GS hereunder will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof, shall be effected through the facilities of, the DTC. Counterparty believes in good faith, based on advice of its counsel, that the Transaction contemplated hereby and/or under the Pledge Agreement is consistent in all material respects with the Interpretive Letters.
18.	Tax.
(a)            Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act.
“Tax” as used in Section 18(d) below (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(b)            [FIRPTA
“Tax” as used in Section 18(d) below (Payer Tax Representation) and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any tax imposed under section 897 of the Code or any U.S. federal withholding tax imposed or collected pursuant to Section 1445 of the Code, or any current or future regulations or official interpretations of such Sections of the Code (a “FIRPTA Tax”). Counterparty shall indemnify GS Group for any liability resulting from a FIRPTA Tax (including any interest, penalties and additions thereto) assessed directly against GS Group.]
(c)            871(m) Protocol
GS is adherent to the 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015, as may be amended or modified from time to time (the “2015 Section 871(m) Protocol”). In the event that Counterparty is not an adherent to the 2015 Section 871(m) Protocol,

GS and Counterparty hereby agree that this Agreement shall be treated as a Covered Master Agreement (as that term is defined in the 2015 Section 871(m) Protocol) and this Agreement shall be deemed to have been amended in accordance with the modifications specified in the Attachment to the 2015 Section 871(m) Protocol.
(d)            Payer Tax Representations
It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or amounts payable hereunder that may be considered to be interest for United States federal income tax purposes) to be made by it to the other party under the Agreement.  In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) and/or Section 3(g) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.
(e)            Counterparty Tax Representations
Counterparty represents that [that it is a [form of entity organized under the laws of [jurisdiction] and is taxed as a partnership for U.S. federal income tax purposes ] [(i) it is a corporation organized under the laws of [jurisdiction], (ii) it is a “foreign person” for purposes of section 1.6041-4(a)(4) of the United States Treasury Regulations, (iii)  it is a “non-U.S. branch of a foreign person” for purposes of section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations and (iv) payments received by it hereunder are not effectively connected with its conduct of a trade or business in the United States].
(f)            GS Tax Representations.
GS represents that it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations), or a disregarded entity of such a U.S. person for U.S. federal income tax purposes.
(g)            United States Internal Revenue Service Form
Counterparty will deliver a correct, complete and executed United States Internal Revenue Service Form W-[form] (with all parts fully completed), or any successor form, (i) on a date which is before the Trade Date, and every three years thereafter, (ii) promptly upon reasonable demand by GS, and (iii) promptly upon learning that any such form previously provided by Counterparty has become obsolete, incorrect, or ineffective.
GS will deliver a correct, complete and executed United States Internal Revenue Service Form W-[form], or any successor form, (i) on a date which is before the Trade Date, (ii) promptly upon reasonable demand by Counterparty, and (iii) promptly upon learning that any such form previously provided by GS has become obsolete, incorrect, or ineffective.
19.
Indemnification.  Counterparty agrees to indemnify and hold harmless GS, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (GS and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject, under the Securities Act or the Exchange Act, relating to or arising out of the Transaction as a result of any material misstatements of Counterparty in, or any breach of covenants binding on Counterparty pursuant to, the Agreement, this

Confirmation and/or the Pledge Agreement.  Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a non-appealable judgment by a court of competent jurisdiction to have resulted from GS’s breach of the Agreement, this Confirmation and/or the Pledge Agreement or willful misconduct, gross negligence or bad faith in performing the services that are subject of the Transaction.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  Any such amounts shall be promptly returned to Counterparty if a court of competent jurisdiction in a final non-appealable judgement should determine that the relevant loss, claim, damage, liability or expense resulted from GS’s breach of the Agreement, this Confirmation or the Pledge Agreement or GS’ willful misconduct, gross negligence or bad faith in performing the services that are subject of the Transaction.  The provisions of this Section 19 shall survive the completion of the Transaction and any assignment and/or delegation of the Transaction made pursuant to the Agreement or this Confirmation shall inure to the benefit of any permitted assignee of GS.
20.	Amendments to Equity Definitions.
(i)            Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”;
(ii)            The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate, liquidity relative to the relevant Shares and any taxes that may be imposed in connection with the Transaction (including any withholding or transfer taxes)”;
(iii)            Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “material economic effect on the relevant Transaction”;
(iv)            Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at GS’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that issuer”;
(v)            Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (I) subsection (A) in its entirety, (II) the phrase “or (B)” following subsection (A) and (III) the phrase “in each case” in subsection (B); and (B) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence; and
(vi)            Section 12.9(b)(v) of the Equity Definitions is hereby amended by deleting clause (X) and the words “or (Y)” in the final sentence.

21.
Non-Confidentiality.  The parties hereby agree that (i) effective from the date of commencement of discussions concerning any Transaction hereunder, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind, including opinions or other tax analyses, provided by GS and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of GS or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) GS does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

22.
Third Party Rights.  This Confirmation is not intended and shall not be construed to create any rights in any person other than Counterparty, GS and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder.  Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.  All the covenants and agreements herein contained by or on behalf of Counterparty and GS shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

23.	Waiver of Rights. Any provision of this Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.
24.
Governing Law.  The Agreement, this Confirmation and any non-contractual obligations arising out of or connected with it, shall be governed by, and constructed in accordance with, the laws of the State of New York.

25.	Offices.
(a)            The Office of GS for the Transaction is:  As set forth on the cover of this Confirmation.
(b)            The Office of Counterparty for the Transaction is:  Inapplicable. Counterparty is not a Multibranch Party.
26.	Exclusive Jurisdiction; Waiver of Jury Trial.
THE PARTIES HERETO IRREVOCABLY UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING TO THE TRANSACTION, THE AGREEMENT, THIS CONFIRMATION AND THE PLEDGE AGREEMENT AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION, THE AGREEMENT, THIS CONFIRMATION AND THE PLEDGE AGREEMENT.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.
27.
Counterparts.  This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act,

the Electronic Signatures and Records Act or other applicable law, e.g., DocuSign and AdobeSign (any such signature, an “Electronic Signature”)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Confirmation or in any other certificate, agreement or document related to this Confirmation shall include any Electronic Signature, except to the extent electronic notices are expressly prohibited under this Confirmation or the Agreement.
28.	QFC Stay Provisions.
(i)            (A) In the event that GS becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of Dodd-Frank and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from GS of this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Confirmation, and any interest and obligation in or under, and any property securing, this Confirmation were governed by the laws of the United States or a state of the United States. (B) In the event that GS or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under this Confirmation that may be exercised against GS are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Confirmation were governed by the laws of the United States or a state of the United States.
(ii)            Notwithstanding anything to the contrary in this Confirmation, the parties expressly acknowledge and agree that: (A) Counterparty shall not be permitted to exercise any Default Right with respect to this Confirmation or any Affiliate Credit Enhancement that is related, directly or indirectly, to an Affiliate of GS becoming subject to receivership, insolvency, liquidation, resolution, or similar proceeding (an “Insolvency Proceeding”), except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and (B) nothing in this Confirmation shall prohibit the transfer of any Affiliate Credit Enhancement, any interest or obligation in or under such Affiliate Credit Enhancement, or any property securing such Affiliate Credit Enhancement, to a transferee upon or following an Affiliate of GS becoming subject to an Insolvency Proceeding, unless the transfer would result in Counterparty being the beneficiary of such Affiliate Credit Enhancement in violation of any law applicable to the Counterparty. After an Affiliate has become subject to an Insolvency Proceeding, if Counterparty seeks to exercise any Default Right, Counterparty shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted under this Confirmation.
(iii)            If Counterparty has previously adhered to, or subsequently adheres to, the ISDA 2018 U.S. Resolution Stay Protocol as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of such protocol shall be incorporated into and form a part of this Confirmation and the terms of the ISDA U.S. Protocol shall supersede and replace the terms of this Section 28. For purposes of incorporating the ISDA U.S. Protocol, GS shall be deemed to be a Regulated Entity, Counterparty shall be deemed to be an Adhering Party, and this Confirmation shall be deemed to be a Protocol Covered Agreement. Capitalized terms used but not defined in this clause (iii) shall have the meanings given to them in the ISDA U.S. Protocol.
(iv)            GS and Counterparty agree that to the extent there are any outstanding “in-scope QFCs,” as defined in 12 C.F.R. § 252.82(d), that are not excluded under 12 C.F.R. § 252.88, between GS and Counterparty that do not otherwise comply with the requirements of 12 C.F.R. § 252.2, 252.81–8 (each such agreement, a “Preexisting In-Scope Agreement”), then each such Preexisting In-Scope Agreement is hereby amended to include the foregoing provisions in this Section 28, with references to “this Confirmation” being understood to be references to the applicable Preexisting In-Scope Agreement.
For purposes of this Section 28:
“Affiliate” is defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Confirmation” means this Confirmation together with the Pledge Agreement and any other Credit Support Document.
“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of GS under or with respect to this Confirmation, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.
29.
GSFM. GS is not a member of the Securities Investor Protection Corporation, and the protections of the Securities Investor Protection Act of 1970 (15 U.S.C. 78aaa through 78lll) will not apply to the Transaction or collateral posted by Counterparty to GS. As a consequence, in the bankruptcy of GS, Counterparty will be treated as an unsecured creditor of GS with respect to any obligations of GS, including GS’s obligation to return collateral posted by it to GS, unless the parties otherwise agree to segregate such collateral.  Unless otherwise noted, GS has acted as principal in respect of this Transaction.  The time and venue of execution of this Transaction is available upon request.  GS may make or receive payments to/from a third party in connection with this Transaction, the details of which are available upon request.

30.
Designation by GS. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing GS to sell or deliver any Shares or other securities to Counterparty, GS may designate any of its affiliates to sell or deliver such shares or other securities and otherwise to perform GS’s obligations in respect of the Transaction hereunder and any such designee may assume such obligations.  GS shall remain fully liable for satisfying its obligations under this Confirmation and the Agreement until its obligations have been fully, finally and indefeasibly discharged by any such performance by an affiliate.

[Signature page follows.]

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS) correctly sets forth the terms of the agreement between GS and Counterparty with respect to this Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy GS.
Yours faithfully,
GOLDMAN SACHS FINANCIAL MARKETS, L.P.

By:	___________________________________ Name: Title:

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Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS) correctly sets forth the terms of the agreement between GS and Counterparty with respect to this Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy GS.

Agreed and Accepted By:
[Counterparty]

By:  __________________________________

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